Exhibit 5.1

Youxin Technology Ltd	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/504131.00003

29 June 2026

Dear Sirs

Youxin Technology Ltd (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the offering and sale of up to US$100,000,000 worth of Class A ordinary shares of par value US$0.008 each in the capital of the Company (the Shares) pursuant to the terms of the ATM Agreement (as defined below). The Shares are being sold pursuant to a supplement (the Prospectus Supplement) to the base prospectus (the Prospectus) filed in connection with the Company’s registration statement on Form F-3 (File No. 333-295763), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Prospectus and the Prospectus Supplement, the Registration Statement). We are furnishing this opinion as Exhibit 5.1 to the Company’s current report on Form 6-K to be furnished to the Commission on 29 June 2026 (the Form 6-K).

No opinion is expressed herein as to any matter pertaining to the contents of the Form 6-K and the Registration Statement other than as expressly stated herein with respect to the issue of the Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. The headings herein are for convenience only and do not affect the construction of this opinion

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 21 October 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the fifth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 9 December 2025 (together, the Memorandum and Articles);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)	a certificate of good standing dated 18 June 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the At-The-Market Issuance Sales Agreement dated 25 June 2026 between the Company and Aegis Capital Corp. (the ATM Agreement);

(e)	the written resolutions of all the directors of the Company dated 13 January 2026 and 12 June 2026 (the Board Resolutions);

(f)	a certificate dated on the date hereof as to certain matters of fact signed by a director of the Company (the Director's Certificate);

(g)	the Registration Statement;

(h)	The Prospectus Supplement; and

(i)	The Form 6-K.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Registration Statement, the ATM Agreement and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company's property or assets;

(i)	the Company will issue the Shares in furtherance of its objects as set out in its Memorandum;

(j)	the Company will have sufficient authorized but unissued share capital to effect the issue of any of the Shares at the time of issuance;

(k)	the Documents have been, or will be, authorised and duly executed and unconditionally delivered by an authorised person for and on behalf of all relevant parties (including the Board) in accordance with all relevant laws;

(l)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under and all documents entered into by such parties in connection with the issuance of the Shares, and the due execution and delivery thereof by each party thereto;

(m)	the ATM Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (the Relevant Law) (other than, with respect to the Company, the laws of the Cayman Islands);

(n)	the choice of the Relevant Law as the governing law of the ATM Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

(o)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Shares and none of the Shares have been offered or issued to residents of the Cayman Islands;

(p)	all necessary corporate action will be taken to authorize and approve any issuance of the Shares and the terms of the offering of such Shares thereof and any other related matters and that the Documents will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(q)	no monies paid to or for the account of any party under the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively);

(r)	upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(s)	the Company is, and after the issuance (where applicable) of the Shares, will be able to pay its liabilities as they fall due; and

(t)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Authorised share capital

(b)	The authorised share capital of the Company is US$1,640,000 divided into: (i) 204,750,000 class A ordinary shares of par value of US$0.008 each, and (ii) 20,000,000 class B ordinary shares of par value of US$0.0001 each.

Valid Issuance of the Class A Shares

(c)	The Shares to be offered and issued by the Company as contemplated by the ATM Agreement, when issued by the Company:

(i)	upon payment in full of the consideration as set out in the Prospectus Supplement and the ATM Agreement;

(ii)	in accordance with the Prospectus Supplement, the ATM Agreement, the Resolutions and the Memorandum and Articles of Association; and

(iii)	the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company's obligations under the Registration Statement or Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company's Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4	In this opinion, the phrase “non-assessable” means, with respect to the Resale Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Resale Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.5	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	We hereby consent to the filing of this opinion as an exhibit to the Form 6-K. We also consent to the reference to this firm in the Registration Statement under the heading "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with the offer and sale of the Shares and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier